Filed Pursuant to Rule 433 Registration No. 333-165432-05

Free Writing Prospectus dated October 3, 2011

$750,000,000

Santander Drive Auto Receivables Trust 2011-4

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated September 28, 2011 and prospectus dated August 4, 2011 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Information About Certain Previous Securitizations

The Internet web site found at http://www.santanderconsumerusa.com/investors/SDART-2011-4update.aspx, which we refer to as the “static pool website,” sets forth in tabular format static pool information through August 31, 2011 regarding delinquencies, cumulative losses and prepayments for securitized pools of receivables originated by SC USA, including as successor to Drive FS.

The tables below set forth in tabular format static pool information through August 31, 2011 regarding delinquencies, cumulative losses and prepayments for certain pools of receivables originated by SC USA, including as successor to Drive FS, and securitized by SC USA between January 1, 2010 and August 31, 2011.

Cumulative Net Loss Rate

(through August 31, 2011)

Period	SDART 2010-1	SDART 2010-2	SDART 2010-3	SDART 2011-1	SDART 2011-2
1	0.00%	0.00%	0.00%	0.01%	0.00%
2	0.02%	0.02%	0.03%	0.03%	0.02%
3	0.14%	0.10%	0.10%	0.13%	0.11%
4	0.55%	0.60%	0.49%	0.59%
5	0.94%	1.01%	0.71%	1.05%
6	1.34%	1.31%	0.85%
7	1.83%	1.62%	1.01%
8	2.41%	1.86%	1.24%
9	3.00%	2.14%	1.64%
10	3.48%	2.41%	2.06%
11	3.81%	2.77%
12	4.09%	3.18%
13	4.40%	3.59%
14	4.76%
15	5.27%
16	5.80%

31-60 Day Delinquency Rate

(through August 31, 2011)

Period	SDART 2010-1	SDART 2010-2	SDART 2010-3	SDART 2011-1	SDART 2011-2
1	6.83%	7.30%	5.73%	5.49%	6.14%
2	8.30%	8.89%	7.37%	7.05%	7.67%
3	8.84%	8.58%	7.25%	7.92%	8.26%
4	9.58%	8.43%	6.42%	8.75%
5	10.74%	8.74%	5.34%	9.27%
6	10.43%	8.48%	6.13%
7	11.12%	7.65%	6.93%
8	11.50%	6.84%	7.75%
9	10.63%	7.62%	8.67%
10	9.34%	8.42%	8.62%
11	8.03%	8.96%
12	8.95%	9.80%
13	9.91%	9.92%
14	10.75%
15	11.48%
16	11.48%

61-90 Day Delinquency Rate

(through August 31, 2011)

Period	SDART 2010-1	SDART 2010-2	SDART 2010-3	SDART 2011-1	SDART 2011-2
1	0.06%	0.06%	0.07%	0.08%	0.08%
2	1.36%	1.68%	1.52%	1.42%	1.66%
3	1.61%	2.07%	1.78%	1.99%	2.24%
4	1.79%	2.23%	1.56%	2.38%
5	2.13%	2.20%	1.39%	2.72%
6	2.54%	1.96%	1.24%
7	2.90%	1.87%	1.77%
8	3.24%	1.64%	2.05%
9	2.96%	1.84%	2.44%
10	2.39%	2.18%	2.84%
11	2.07%	2.45%
12	2.13%	2.62%
13	2.72%	3.11%
14	3.00%
15	3.47%
16	3.77%

91+ Day Delinquency Rate

(through August 31, 2011)

Period	SDART 2010-1	SDART 2010-2	SDART 2010-3	SDART 2011-1	SDART 2011-2
1	0.00%	0.01%	0.01%	0.01%	0.01%
2	0.02%	0.03%	0.03%	0.03%	0.04%
3	0.59%	0.75%	0.69%	0.65%	0.83%
4	0.65%	0.84%	0.73%	0.92%
5	0.84%	0.91%	0.55%	1.08%
6	1.03%	0.88%	0.54%
7	1.24%	0.76%	0.56%
8	1.36%	0.73%	0.85%
9	1.41%	0.75%	1.05%
10	1.17%	0.90%	1.20%
11	0.88%	1.06%
12	0.90%	1.17%
13	1.03%	1.23%
14	1.37%
15	1.56%
16	1.69%

ABS Prepayment Speed

(through August 31, 2011)

Period	SDART 2010-1	SDART 2010-2	SDART 2010-3	SDART 2011-1	SDART 2011-2
1	0.29%	0.50%	0.60%	0.64%	0.56%
2	0.57%	0.61%	0.67%	0.67%	0.70%
3	0.80%	1.01%	0.71%	0.82%	0.95%
4	1.10%	1.11%	1.06%	1.18%
5	1.07%	1.18%	1.27%	1.37%
6	1.33%	1.12%	1.12%
7	1.18%	1.13%	1.15%
8	1.28%	1.29%	1.23%
9	1.28%	1.28%	1.34%
10	1.30%	1.24%	1.45%
11	1.40%	1.34%
12	1.29%	1.41%
13	1.28%	1.44%
14	1.29%
15	1.35%
16	1.41%

Pool Factor Rate

(through August 31, 2011)

Period	SDART 2010-1	SDART 2010-2	SDART 2010-3	SDART 2011-1	SDART 2011-2
0	100.00%	100.00%	100.00%	100.00%	100.00%
1	95.03%	96.35%	95.52%	96.74%	96.79%
2	89.47%	92.43%	90.81%	93.52%	93.32%
3	83.50%	87.81%	85.88%	90.23%	89.71%
4	77.64%	83.87%	80.79%	86.86%
5	71.94%	79.73%	75.20%	83.31%
6	66.58%	75.47%	70.32%
7	64.63%	71.17%	65.83%
8	62.57%	66.69%	63.32%
9	60.49%	64.42%	60.77%
10	58.28%	62.28%	58.19%
11	55.95%	60.06%
12	53.97%	57.80%
13	52.07%	55.57%
14	50.21%
15	48.30%
16	46.35%

Underwriters

J.P. Morgan	Deutsche Bank Securities	Santander

Solely with respect to the Class A Notes

Citi	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.